ARIS INDUSTRIES, INC.
1385 Broadway
New York, New York  10018



             GROUP LED BY ARNOLD SIMON BUYS 63.4% OF ARIS INDUSTRIES

           Aris Redeems Approximately $10.7 Million in Long Term Debt

                        Simon to Become Chairman and CEO

NEW YORK, N.Y., FEBRUARY 26, 1999 - Aris Industries, Inc. (OTC BB: AISI) today announced that an investment group led by Arnold Simon, former chief executive officer of Designer Holdings, Ltd., purchased approximately 45 million newly issued shares of common stock and common stock equivalents for $20 million, or $0.44 per share. Mr. Simon will become Chairman and Chief Executive Officer of Aris, effective immediately.

As part of the company's recapitalization, Aris retired approximately $10.7 million of long term debt held by an investment partnership controlled by Apollo Advisors, L.P. in exchange for approximately 11,000,000 shares of Aris Industries' common stock and common stock equivalents plus $4 million in cash.

With the transaction now completed, the Simon-led investment group will own approximately 63% of shares outstanding, and investment partnerships controlled by Apollo Advisors L.P. will control 23%.

Aris also announced that it has entered into a new, $65 million revolving credit facility with a bank group led by CIT Group/Commercial Services, Inc.

Commenting on the transaction, Mr. Simon said, "We believe that Aris has a real platform for growth, both in its existing businesses and with new licensing opportunities."

                     CHANGES TO BOARD OF DIRECTORS OUTLINED

Under the agreement, the Simon-led investment group has the right to nominate and elect a majority of the Company's Directors. In addition to Mr. Simon becoming Chairman, three new

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directors will be joining the Board: Deborah Simon, David Fidlon and Howard
Schneider. Three current directors - David Schrieber, John Hannan and Ed Yorke - have resigned from the Board. Charles Ramat, former chairman and CEO of Aris, will remain President of the Company and a member of the Board.

Aris Industries designs and imports "Members Only" and private label men's outerwear and sportswear, as well as "FUBU" boy's and men's loungewear and sportswear, "Perry Ellis" men's and "Perry Ellis America" men's outerwear and loungewear and boy's outerwear and sportswear. It is also the licensor of other "Members Only" products domestically and internationally.

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CONTACT:  Don Nathan  212-484-7782